SEAPORT GROUP ENTERPRISES, LLC
PROMISSORY NOTE

December 10, 2019
$850,000.00 Los Angeles, California

FOR VALUE RECEIVED, SEAPORT GROUP ENTERPRISES, LLC, a Delaware corporation ("Maker"), promises to pay to **PNC, INC., a California corporation or its assignee** ("Holder"), the principal sum of $850,000.00 (the "Principal Sum"), or such lesser amount as shall then equal the outstanding principal amount hereof, together with simple interest from the date of this Note on the unpaid principal balance at a rate equal to seven percent (7%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.

This Note is being issued pursuant to the terms of the Amendment to Asset Purchase Agreement (the "Purchase Agreement") by and among the Maker, the Holder, and Peter Camarda and Nancy Camarda, the shareholders of the Holder, dated the date hereof whereby the Holder sold, assigned and transferred to the Maker certain of the assets, properties and rights belonging to Holder that are used in or pertain to Seaport Meat Company (the "Business") and all necessary to operating the Business as it's currently being operated. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

This Note is subject to that certain Subordination Agreement by and among the Maker, the Holder, TCA Special Situations Credit Strategies ICAV and TCA Global Credit Master Fund LP dated on or about the date hereof (the "Subordination Agreement").

1. Interest Rate and Payments.

1.1 Interest shall accrue on the outstanding unpaid Principal Sum except as otherwise provided for herein, at the rate of Seven Percent (7%) per annum. In Holder's discretion, upon and after the occurrence of an Event of Default as defined below, interest shall accrue and be payable on the unpaid Principal Sum at an interest rate per annum that is Five Percent (5%) above the prime interest rate then in effect.

1.2 Principal and interest payments under this Promissory Note shall be payable in three (3) installments as follows: subject to the Subordination Agreement, (i) on the date which is seven (7) months following the date of Closing, a payment consisting of principal and accrued interest in the amount of Three Hundred Seventy Four Thousand Seven Hundred Twenty One US Dollars and Ninety-Two Cents ($374,721.92); (ii) on the first anniversary of the date of Closing, a payment consisting of principal and accrued interest in the amount of Two Hundred Sixty Nine Thousand Nine Hundred Sixty Four US Dollars and Sixty-Six Cents ($269,964.66); and (iii) on the date which is eighteen (18) months following the date of Closing, a payment consisting of principal and accrued interest in the amount of Two Hundred Sixty Three Thousand Nine Hundred US Dollars and Fifty-Five Cents ($263,900.55).

1.3 All payments received by Holder hereunder shall be applied first to costs of collection, if any, then to the Principal Sum; and finally to accrued, unpaid interest.

1.4 All payments under this Promissory Note shall be paid in lawful money of the

United States of America during regular business hours at the address of Holder set forth above or at such other place as Holder may from time to time designate in writing.

1.5 Maker acknowledges and agrees that Holder may file a UCC-1 in appropriate jurisdictions to evidence its interest in the Business and the Purchased Assets under the Purchase Agreement to evidence its security interest in the Business going forward, to include the equipment, inventory, receivables and other assets until the Promissory Note and all other obligations under the Purchase Agreement have been paid in full, along with any interest, fees and costs which may arise as contemplated by this transaction. Thereafter, Holder will file a release and satisfaction of all filed UCC-1s.

2. **<u>Prepayment.</u>** This Promissory Note may be prepaid in full or in part at any time without premium or penalty.

3. **<u>Certain Waivers.</u>** Maker hereby waives demand, presentment for payment, protest, notice of dishonor and of protest and agrees that at any time and from time to time and with or without consideration, Holder may, without notice to or further consent of Maker and without in any manner releasing, lessening or affecting the obligations of Maker hereunder: (i) release, surrender, waive, add, substitute, settle, exchange, compromise, modify, extend or grant indulgences with respect to this Promissory Note and/or Maker; and (ii) grant any extension or other postponements of time of payment hereof.

4. **<u>Event of Default and Acceleration.</u>** The occurrence of any one or more of the following events shall constitute an "<u>Event of Default</u>" under this Promissory Note:

4.1 the failure of Maker to pay within ten (10) days after the date when due of any principal or interest on this Promissory Note;

4.2 the Maker shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in part, or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;

4.3 proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Maker or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

4.4 the Maker's material default under any covenant or agreement with the Holder (including within the Purchase Agreement or of the Lease Agreement as defined and referenced in the original Purchase Agreement dated August 15, 2019, or the Purchase Agreement and any amendments or

extensions thereto) and such material default continues for a period of ten (10) days after written notice thereof to the Maker from the Holder.

5. **<u>In The Event of Default by Borrower</u>:** If there is an Event of Default under this Promissory Note, Holder shall send written notice of default ("Default Notice") to the Company and Pacific Venture Group, Inc. ("PACV"), the sole equity holder of the Company, via email: shannon@pacvgroup.com. If the Default Notice has not been cured within ten (10) days of delivery of such notice, PACV shall, at Holder's option, either: (A) pay the balance due pursuant to this Note to the Holder; or (B) issue to the Holder a stock certificate in the name of the Holder which represents that number of shares of Series H Preferred Stock of PACV (with the rights and preferences as set forth on the Certificate of Designation of the Series H Preferred Stock as attached hereto as Exhibit A, the "Designation") which shall equal the result of: (i) the balance of principal amount due pursuant to this Note; divided by (ii) ten (10) (the stated value of the Series H Preferred Stock). As set forth on the Designation, the Series H Preferred Stock shall be convertible into shares of common stock of PACV, at Holder's option.

6. **<u>Collection Costs.</u>** If this Promissory Note is placed in the hands of an attorney for collection after a Default Notice or after maturity (whether by acceleration, declaration, extension or otherwise), Maker shall pay on demand all costs and expenses of collection, including (without limitation) reasonable attorneys' fees. All such expenses shall be deemed an additional amount owed by Maker under this Promissory Note.

7. **<u>Preservation of Holder's Rights.</u>** Each right, power and remedy of any Holder hereunder or under applicable laws shall be cumulative and concurrent, and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by Holder of any or all such other rights, powers or remedies. No failure or delay exercise by Holder to insist upon the strict performance of any one or more provisions of this Promissory Note or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof, or preclude Holder from exercising any such right, power or remedy. No modification, change, waiver or amendment of this Promissory Note shall be deemed to be made by Holder unless in writing signed by Holder, and each such waiver, if any, shall apply only with respect to the specific instance involved.

8. **<u>Governing Law.</u>** Maker hereby acknowledges, consents and agrees that the provisions of this Promissory Note and the rights of all parties mentioned herein shall be governed by the laws of the State of California and interpreted and construed in accordance with such laws (excluding California conflict of laws).

9. **<u>Jurisdiction and Venue.</u>** All claims, defenses, counterclaims and suits of any kind arising from or relating to this Promissory Note shall be brought in a court of competent jurisdiction in the State of California, County of San Diego (including the United States District Court for the Southern District of California). All objections to venue are waived. Maker and each Holder consent to the exclusive jurisdiction of the California courts.

10. **<u>Successors.</u>** This Promissory Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and personal representatives, as the case may be. The Holder may assign or transfer this Note in whole to any transferee only with the prior written consent of Maker, which may not be unreasonably withheld or delayed, provided

that the Holder may assign or transfer this Note in whole to any of such Holder's Affiliates without the consent of Maker. Holder's Affiliates include Nancy Camarda and Peter Camarda, including any trust established by them individually or jointly. The Holder shall notify Maker of any such assignment or transfer promptly.

11. Captions. Titles or captions of sections contained in this Promissory Note are inserted only as a matter of convenience and for reference, and in no way are intended to define, limit, extend or describe the scope of this Promissory Note or the intent of any provision hereof.

12. Severability. If any one or more of the provisions of this Promissory Note or the application thereof shall be declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired.

13. Notices. Except as permitted under Section 5 above, any notice required or permitted under this Promissory Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered or delivered by courier, overnight express or other method of verified delivery or to the parties to the following addresses or such other address as may be designated by one party to the other in writing to the addresses listed in the original Purchase Agreement dated August 15, 2019, or the Purchase Agreement between the parties.

14. Entire Agreement; Amendments. This Promissory Note constitutes the entire agreement of the parties with regard to the subject matter hereof. Any term of this Promissory Note may be amended and the observance of any term of this Promissory Note may be waived (either general or in a particular instance and either retroactively or prospectively), only with the written consent of Maker and Holder. Any amendment or waiver effected in accordance with this section shall be binding upon Maker and Holder.

15. Notification. In the event Maker proposes to experience a change in control or otherwise effect any merger, consolidation or sale of substantially all of its assets (each, an "Event") prior to the payment in full of this Promissory Note, Maker shall cause notice thereof to be mailed to Holder at least 30 days prior to the earlier of the record date related to the Event or the date on which the Event is to occur, disclosing the material terms and conditions thereof.

16. No Impairment. Maker will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid to seek to avoid the observance or performance of any of the terms of this Promissory Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder of this Promissory Note against impairment.

17. No Discharge of Note Debt: This Promissory Note shall remain in full force and effect notwithstanding the appointment of a receiver to take possession of all or substantially all of any Maker's assets, or an assignment by any Maker for the benefit of creditors, or any action taken or suffered by any Maker under any insolvency, bankruptcy, reorganization, moratorium, or other debt relief act or statute, whether now existing or hereafter amended or enacted, or the disaffirmance of the Promissory Note in any such action or otherwise.

IN WITNESS WHEREOF, Maker has executed this Promissory Note on the day and year first above written.

SEAPORT GROUP ENTERPRISES, LLC

DocuSigned by:

By: shannon masjedi

F4E5382BFB424FA

Shannon Masjedi
Managing Member

Solely with respect to obligation to issue the PACV Preferred Stock as set forth above in Section 5 of this Note.

PACV:

PACIFIC VENTURES GROUP, INC.

DocuSigned by:

By: shannon masjedi

F4E5382BFB424FA

Shannon Masjedi
Chief Executive Officer

EXHIBIT A

Certificate of Designation of Series H Preferred Stock of Pacific Ventures Group, Inc.